EXHIBIT (h)(4)

POWER OF ATTORNEY

This Power of Attorney (this “Power of Attorney”) is executed by Lauren Cassidy, Benjamin Conrad Bair, and Matthew Loesch (each, an “Undersigned Person” and collectively, the “Undersigned Persons”) in their respective capacities as a trustee and/or officer of Founder Funds Trust (the “Trust”), a Delaware statutory trust, effective as of August 5, 2026.

Each Undersigned Person hereby makes, constitutes and appoints Michael C. Monaghan as such Undersigned Person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such Undersigned Person and in such Undersigned Person’s name, place and stead, in any and all capacities in which such Undersigned Person serves or may serve with respect to the Trust, to:

1.	Sign, execute, verify and file with the U.S. Securities and Exchange Commission (the “SEC”), any securities exchange, or any self-regulatory organization any registration statement, amendment, post-effective amendment, report, application, notice, exhibit, certificate, correspondence or other document filed or required to be filed by or on behalf of the Trust or any of its series or classes, including, without limitation, registration statements and post-effective amendments on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940;
2.	Sign, execute, verify and file any other SEC report or filing, including Forms N-CSR, N-CEN, N-PORT, N-PX, N-14 and 24F-2, any application or notice under the Investment Company Act of 1940, and any correspondence or supplemental information submitted to the SEC or its staff;
3.	Prepare, execute and submit any exhibit, schedule, consent, certificate, power, authorization or other instrument necessary, appropriate or incidental to any such filing;
4.	Make any EDGAR submission, including any test filing or technical amendment, and take any action necessary or appropriate to complete an electronic filing; and
5.	Perform any other lawful act that the attorney-in-fact determines to be necessary or appropriate in connection with the foregoing, with the same authority and effect as the applicable Undersigned Person could exercise personally.

Each Undersigned Person ratifies and confirms every lawful action taken by the attorney-in-fact, or any properly appointed substitute, pursuant to this Power of Attorney. The SEC, any securities exchange, and any other person may rely on this Power of Attorney until receiving written notice of its revocation.

This Power of Attorney shall remain in full force and effect with respect to each Undersigned Person until that Undersigned Person revokes it by written notice delivered to the Secretary of the Trust. Any revocation shall not affect an action taken before receipt of the revocation. This Power of Attorney is non-exclusive and does not preclude an Undersigned Person from executing any document personally or granting similar authority to another person.

This Power of Attorney may be filed with the SEC and included as an exhibit to any filing by the Trust. It may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Electronic signatures and electronic copies shall be treated as originals for all purposes. This Power of Attorney shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws principles.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of August 5, 2026.

/s/ Lauren Cassidy, CFA

Lauren Cassidy, CFA
Interested Trustee, Treasurer and Secretary
Date: August 5, 2026

/s/ Benjamin Bair

Benjamin Bair
Chief Compliance Officer
Date: August 5, 2026

/s/ Matthew Loesch, CFA

Matthew Loesch, CFA
Independent Trustee
Date: August 5, 2026